Exhibit 99.1

VIVUS Appoints Kenneth Suh as President

CAMPBELL, Calif., August 6, 2018 — VIVUS, Inc. (Nasdaq: VVUS) (the “Company”), a biopharmaceutical company, today announced the appointment of Ken Suh to the position of President.  Previously, Mr. Suh was President and CEO of Willow Biopharma Inc., a wholly-owned subsidiary of VIVUS, Inc. As President of VIVUS, Mr. Suh will work to advance the Company toward its core objectives of product portfolio optimization and enterprise value creation.

Mr. Suh founded Willow Biopharma Inc., a biopharmaceutical company, in 2015 and served as President and Chief Executive Officer.  In April 2018, Willow Biopharma Inc. became a wholly-owned subsidiary of VIVUS.   Prior to establishing Willow, he founded KRIM Biopharma Inc., where he served as President, Chief Executive Officer and director.  Before establishing KRIM, Mr. Suh held multiple roles for Novartis Pharma Canada, including Franchise Lead, Brand Manager, Associate Brand Manager and Medical Representative.  He received a Bachelor of Commerce, Honors Program from the University of Guelph, Ontario.

“Ken has been instrumental in developing and executing our corporate strategy since joining VIVUS in April, and his appointment as President reflects the important contributions he has already made toward advancing our key business objectives, most notably, the recent acquisition of PANCREAZE,” said John Amos, Chief Executive Officer at VIVUS.   “Ken has a critical role to play in helping us build a sustainable and profitable specialty pharmaceutical company that creates value for patients and investors.”

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value, including the acquisition of revenue generating products and the strengthening of our balance sheet; and risks and uncertainties related to the impact, if any, of changes to our Board of Directors and senior management team.  These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018,and periodic reports filed with the Securities and Exchange Commission.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.

CONTACT:

VIVUS, Inc.	Investor Relations
Mark Oki	Lazar Partners
Chief Financial Officer	David Carey
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-687-1768